                                                                   Exhibit 11.01

 Computation of Income (Loss) per Share (in thousands except per share data):

                                                   Year Ended
                                                   December 31,
                                           1996       1995          1994
                                        ---------  -----------  -----------
Net income (loss)                        $ (6,960) $       334  $       610
                                        ========== ===========  ===========
Weighted average outstanding shares         7,195        5,742        5,742
Common stock equivalents                      ---          137          ---
Common stock equivalents accounted for
 under Staff Accounting Bulletin No. 83       ---          163          278
                                        ---------- -----------  -----------
Shares used in per share computations       7,195        6,042        6,020
                                        ========== ===========  ===========
Net income (loss) per share              $  (0.97) $      0.06  $      0.10
                                        ========== ===========  ===========